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                                 EXHIBIT 23.2

                         CONSENT OF ERNST & YOUNG LLP

Consent of Independent Public Accountants:

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The IT Corporation Retirement Plan of our reports (a) dated February 14, 2001, with respect to the consolidated financial statements and schedule of The IT Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 29, 2000, and (b) dated June 13, 2000, with respect to the financial statements and schedules of The IT Corporation Retirement Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, both filed with the Securities and Exchange Commission.

                               /s/ Ernst & Young LLP

May 29, 2001